As filed with the Securities and Exchange Commission on January 31, 1996

                                                  Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                           63-0949734
(State or other jurisdiction of                          (I.R.S. employer
incorporation or organization)                        identification number)

                       Highway 41 North and Cavalier Road
                             Addison, Alabama 35540
                                 (205) 747-1575
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Barry B. Donnell
                           719 Scott Avenue, Suite 600
                           Wichita Falls, Texas 76307
                                 (817) 723-5523
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            B. G. Minisman, Jr., Esq.
                      BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
                           A Professional Corporation
                              1600 SouthTrust Tower
                            Birmingham, Alabama 35203
                                 (205) 328-0480


         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
+------------------------------------------------------------------------------|
|   Title of each class of           |   Amount to      |   Proposed maximum   |
| securities to be registered        | be registered    |  offering price per  |
|                                    |                  |       share(1)       |
|------------------------------------------------------------------------------|
|                                    |                  |                      |
| Common Stock, par value $.10 per   |     55,596       |                      |
| share.................             |     shares       |       $19.563        |
|------------------------------------------------------------------------------+

+------------------------------------------------+
|     Proposed maximum                           |
|    aggregate offering             Amount of    |
|           price(1)            registration fee |
|------------------------------------------------+
|                                                |
|         $1,087,624                $375.03      |
+------------------------------------------------+

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act. The registration fee has been calculated on the basis of the average of the high and low prices reported on January 29, 1996 on the New York Stock Exchange, which price was $19.563 per share.



          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CAVALIER HOMES, INC.

         CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K


Item                                            Location in Prospectus

 1. Forepart of the Registration Statement    Forepart of the Registration
    and Outside Front Cover Page of           Statement and outside front cover
    Prospectus                                page of Prospectus

 2. Inside Front and Outside Back Cover       Available Information;
    Pages of Prospectus                       Incorporation of Certain Documents
                                              by Reference; Outside back cover
                                              page of Prospectus

 3. Summary Information, Risk Factors         The Company; Risk Factors; Outside
    and Ratio of Earnings to Fixed Charges    back cover page of Prospectus

 4. Use of Proceeds                           Outside front cover page of
                                              Prospectus; Plan of Distribution

 5. Determination of Offering Price           Not Applicable

 6. Dilution                                  Not Applicable

 7. Selling Security Holders                  Selling Stockholders

 8. Plan of Distribution                      Outside front cover page of
                                              Prospectus; Plan of Distribution

 9. Description of Securities to be           Incorporation of Certain Documents
    Registered                                by Reference

10. Interests of Named Experts and Counsel    Not Applicable

11. Material Changes                          The Company

12. Incorporation of Certain Information by   Incorporation of Certain Documents
    Reference                                 by Reference

13. Disclosure of Commission Position on      Not Applicable
    Indemnification for Securities Act
    Liabilities

PROSPECTUS

                              CAVALIER HOMES, INC.


                          55,596 Shares of Common Stock
                           (Par Value $0.10 Per Share)


         The shares offered hereby are shares of the common stock, par value $0.10 per share (the "Common Stock"), of Cavalier Homes, Inc., a Delaware corporation (the "Company"). This Prospectus may be used by each of the former stockholders of Wheel House Structures, Inc. ("Wheel House") named herein (the "Selling Stockholders") to sell (i) up to an aggregate of 55,596 shares of Common Stock of the Company, which shares were issued to the Selling
Stockholders pursuant to the terms and conditions of an Option and Stock Exchange Agreement dated August 28, 1995, by and among Wheel House, the Selling Stockholders and the Company (the "Agreement") and (ii) such additional shares of Common Stock which may be issued to the Selling Stockholders in connection with the Company's three-for-two stock split in the form of a 50% stock dividend payable February 15, 1996 to stockholders of record at the close of business on January 31, 1996. All proceeds from the sale of shares of Common Stock pursuant to this Prospectus will inure to the benefit of the Selling Stockholders, and the Company will not receive any part of the proceeds from the sale of the shares of Common Stock offered hereby.

         The shares of Common Stock offered hereby may be offered for resale by the Selling Stockholders, in their sole discretion, from time to time in transactions (which may include block transactions) on the New York Stock Exchange, Inc. (the "NYSE"), in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. No underwriter is being utilized by the Selling Stockholders in connection with the offer and sale of the shares of Common Stock offered hereby. The Selling Stockholders may effect transactions by selling such shares of Common Stock to or through brokerdealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration of the Common Stock being offered by the Selling Stockholders. See "Plan of Distribution."

         The Common Stock is listed on the NYSE under the symbol CAV. On January 29, 1996, the last sale price reported by the NYSE for the Common Stock was $19.625 per share.

       See "Risk Factors" for certain factors that should be considered by purchasers of the Common Stock offered hereby.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                 ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.



                The date of this Prospectus is February [ ], 1996

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at the following addresses: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed on the NYSE and reports and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock of the Company offered hereby. This Prospectus constitutes a part of the
Registration Statement and does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated therein by reference. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected without charge at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents previously filed by the Company with the Commission (Commission File No. 1-9792) are incorporated herein by reference:

          (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

          (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 29, 1995; and

          (iii) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 9, 1987, as amended by the Company's Form 8 dated December 16, 1987, and as updated (A) in the Registration Statement on Form S-3, effective June 23, 1993 (Commission File No. 33-63060), to reflect the increase of the number of shares of authorized Common Stock from 5,000,000 shares to 15,000,000 shares and (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994, reflecting the listing of the Common Stock on the NYSE.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference and to be a part of the Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein or contained herein shall be deemed to be modified or superseded to the extent that a statement herein or in a document subsequently incorporated by reference herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, and upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such a request is to be directed to Mr. Mike Brinkley, Cavalier Homes, Inc., 719 Scott Avenue, Suite 600, P. 0. Box 5003, Wichita Falls, Texas 76307 (telephone number: (817) 723-5523).

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities with respect to which this Prospectus is issued and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state in which any such offer or solicitation would be unlawful.


                                   THE COMPANY


General Description

         The Company is a Delaware corporation incorporated in 1985, with its principal executive offices located at Highway 41 North and Cavalier Road, Addison, Alabama 35540 (telephone number: (205) 747-1575). The Company also maintains administrative offices at 719 Scott Avenue, Suite 600, Wichita Falls, Texas 76301 (telephone number: (817) 723-5523). Unless otherwise indicated by the context, references to the "Company" or to "Cavalier" include Cavalier Homes, Inc., its subsidiaries and their respective predecessors, if any.

         The Company designs and manufactures a wide range of high quality manufactured homes and markets its homes primarily in the southeastern United States, with a focus on serving the low-to medium-price manufactured housing market. During 1994, approximately 78% of the Company's revenues were generated from sales in its core markets of Alabama, North Carolina, Mississippi, South Carolina, Texas, Georgia, Louisiana and Tennessee. The Company, through its wholly owned subsidiaries, currently operates 12 manufacturing facilities, seven of which are located in Alabama, two in North Carolina and one each in Georgia, Texas and Pennsylvania. The Company's facilities have an aggregate capacity to produce approximately 24,000 floor sections per year.

         The Company's homes are sold under the Cavalier, Pacesetter, Brigadier, Knox, Buccaneer, Challenger, Parkwood, Mansion, Olympic, Plantation, Town and Country, Astro, Riverchase and various other brand names. As of December 31, 1994, the Company's homes were sold through approximately 500 independent dealers (including 73 independent exclusive dealers) operating approximately 625 retail sales centers located in 32 states. The Company's homes normally include furniture and appliances and are comprised of one or more floor sections. Single-section homes range in size from 546 to 1,216 square feet and are sold at retail prices ranging from approximately $13,000 to $35,000. Multi-section homes range in size from 880 to 2,394 square feet and are sold at retail prices ranging from approximately $20,000 to $60,000.

         The Company began offering retail installment sale financing in March 1992 through Cavalier Acceptance Corporation ("CAC"), the Company's wholly owned finance subsidiary, for homes sold to qualifying retail customers of the Company's independent exclusive dealers. The Company believes that it is the one of the few major manufactured home producers in the United States offering retail consumer financing through independent dealers. Consumer installment sales contracts that are originated by the Company's independent exclusive dealers and conform to the Company's credit policies are purchased by CAC without recourse to the dealership. CAC currently offers four conventional loan programs for use by dealerships, which programs require a down payment by the consumer ranging from 0% to 20% of the purchase price in cash, trade-in value of a previously owned manufactured home or appraised value of equity in any real property pledged as collateral. Repayment terms range from 84 to 240 months, depending upon the amount financed, the amount of the down payment and the customer's creditworthiness. The loans typically are secured by a purchase money security interest in the manufactured home and, in certain instances, a mortgage on real property pledged as additional collateral. Loans purchased by CAC generally provide a fixed rate of interest with equal monthly payments. CAC currently operates in 13 states and serves all of the Company's exclusive dealerships.

         For a more detailed description of the Company, including audited and unaudited financial information, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 29, 1995, which are incorporated herein by reference.

Recent Developments

         In December 1995, the Company received and accepted a written commitment from its primary lender to (i) extend the term of the Company's credit facility under a Revolving, Warehouse and Term Loan Agreement from December 31, 1995 to December 31, 1996, (ii) increase the amount available under such credit facility from $13 million to $23 million and (iii) reduce the interest rate applicable to the term loan portion of such facility. The commitment is subject to the execution and delivery of definitive documents and to other closing conditions, and it is anticipated that the closing of such amended credit facility will take place in February 1996. There can be no assurance, however, that such changes will be effected.


                                  RISK FACTORS


         In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective purchasers of the Common Stock offered hereby.

Manufactured Housing Industry

         The manufactured housing industry historically has been cyclical and seasonal and has experienced wide fluctuations in aggregate sales in the past, resulting in the failure of many manufacturing concerns. The market for manufactured homes is affected by many of the same national and regional economic and demographic factors that affect the broader housing industry. Sales in the manufactured housing industry are seasonal in nature, with sales of homes traditionally being weaker in the winter months. Historically, most sectors of the housing industry, including the manufactured housing industry, have been affected by, among other things, changes in general economic conditions, inflation, levels of consumer confidence, employment and income levels, housing demand, availability of alternative forms of housing, availability of financing and the level and stability of interest rates. The Manufactured Housing Institute ("MHI") reported that during the period from 1983 to 1991, aggregate domestic shipments of manufactured homes declined 42.1% from 295,079 homes to 170,713 homes. The Company believes that the factors responsible for the decline nationally during this period included, among other things, the economic weakness and resulting unemployment in the oil, manufacturing and mining industries, the high levels of repossessed inventory of manufactured homes, the availability of apartment and other rental housing and the severe contraction in availability of retail financing caused by the decline of the savings and loan industry. According to industry statistics, after a ten-year low in shipments of homes in 1991, the industry has recovered significantly, posting increases in shipments of 24%, 21% and 20% for 1992, 1993 and 1994, respectively, as compared to the prior year. Industry statistics for the first three quarters of 1995 indicate a continued trend in the increase of shipments, although at a slower pace than previous years. The Company attributes the upturn in the industry to increased consumer confidence, wider acceptance of manufactured housing, a reduction in the availability of alternative housing, increased availability of consumer financing and an improvement in the overall economy. However, there can be no assurance that the manufactured housing industry will continue its upward growth trend or that it will not experience future declines. There also can be no assurance that the Company will be able to sustain past levels of sales or to continue its recent sales growth or profitability.

Availability of Consumer and Dealer Financing

         Consumer and dealer financing for manufactured home purchases is generally provided by third-party lenders. The availability and cost of financing for manufactured home purchasers and dealers are important to the Company's sales and are dependent on financial institutions' lending practices, the strength of the credit markets generally, governmental policies and other conditions, all of which are beyond the Company's control. In addition, in most states, manufactured homes are classified legally and by taxing authorities as personal property rather than real estate. As a result, financing for the purchase of manufactured homes is characterized by shorter loan maturities and higher interest rates, and in certain periods such financing is more difficult to obtain than conventional home mortgages. Although the Company believes that the business of CAC ultimately may lessen the impact of these factors on the Company's business, there can be no assurance to this effect, and unfavorable changes in these factors may have a material adverse effect on the Company's results of operations or financial condition.

Finance Subsidiary's Limited Operating History

         CAC funded its first loan in March 1992. CAC purchased approximately $7.3 million of retail installment sales contracts covering the Company's homes during 1994, and approximately $600,000 and $2.6 million of retail installment sales contracts covering the Company's homes in 1992 and 1993, respectively. The Company establishes a reserve for losses on such contracts; however, the establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate losses realized by CAC will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations or financial condition. Further, an expansion of the business and operations of CAC will increase the working capital requirements of the Company. In addition, although the Company will attempt to match liabilities and assets of CAC both as to term and rate to reduce loss exposure from interest rate fluctuations, there can be no assurance that interest rate fluctuations will not have a material adverse effect upon the Company's results of operations or financial condition.

         CAC's prospects for success must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered in the establishment of a new business in the highly competitive retail consumer finance industry. The success of CAC's operations will also depend to a great extent on its management. Although the Company plans to expand the operations of CAC, due to CAC's limited operating history and the cyclical nature of the manufactured housing industry, CAC's specific business plans are subject to change and refinement as the circumstances require. There can be no assurance that CAC will continue to generate sufficient revenues to maintain profitable operations. The Company cannot predict whether CAC will be able to expand successfully, or to what extent and when, if at all, CAC will be able to develop a sizeable portfolio of high quality loans. Further, if CAC's operations are unsuccessful, there can be no assurance that such lack of success will not have a material adverse effect upon the Company's results of operations or financial condition.

Availability and Pricing of Raw Materials

         The Company's operating costs may be significantly affected by the availability and pricing of certain raw materials, particularly lumber, gypsum, particle board and insulation. Sudden increases in demand for these construction materials caused by natural disasters or other market forces can greatly increase the costs of materials or limit the availability of such materials. Increases in such costs cannot always be reflected immediately in the Company's prices and, consequently, may adversely impact the Company's profitability. Further, a reduction in the availability of raw materials also may affect the Company's ability to meet or maintain production requirements.

Growth Strategy

         The Company's growth strategies are to (i) expand the financing activities of CAC, (ii) develop the Company's network of exclusive dealerships,
(iii) expand its geographic presence and increase its manufacturing capacity and
(iv) develop the production and distribution of component parts for manufactured homes. Since 1991, the Company has expanded manufacturing capacity to meet the increase in demand for its homes. If the manufactured housing industry suffers a downturn, or the Company otherwise experiences a decline in the demand or growth in demand for its homes, such a downturn or decline could result in the Company having significant excess manufacturing capacity and could have a material adverse effect on the Company's results of operations or financial condition. The Company's ability to execute its growth strategies will depend on a number of factors, including general economic and industry conditions, the ability to sell to additional independent dealers, the availability of semi-skilled workers in the areas in which the Company's manufacturing facilities are located, the ability of CAC to be competitive and other factors, many of which are beyond the control of the Company. There can be no assurance that the Company's growth strategies will be successful. Contingent Repurchase Obligations

      In accordance with customary practice in the manufactured housing industry, the Company has entered into repurchase and other recourse agreements with various financial institutions and other credit sources pursuant to which the Company has agreed, under certain circumstances, to repurchase homes sold to independent dealers in the event of a default by a dealer in its obligation to such credit sources. The risk of loss under repurchase agreements is mitigated by the fact that (i) sales of manufactured homes are spread over a relatively large number of independent dealers, (ii) the repurchase obligation expires on individual homes after a reasonable period of time (generally 12 to 18 months from invoice date) and also declines during such period based on predetermined amounts and (iii) the Company has been able in most cases to sell homes repurchased from credit sources in the ordinary course of business without incurring significant losses. As of September 29, 1995, the Company's contingent liability under these arrangements was an amount estimated to be approximately $64 million, based on historical dealer turnover of inventory. Although the Company has established, based on prior experience and current market conditions, a reserve for possible repurchase losses of $650,000 as of September 29, 1995, there can be no assurance that the ultimate losses realized by the Company will not exceed the Company's loss reserve and have a material adverse effect on the Company's results of operations or financial condition.

Competition

         The manufactured housing industry is highly competitive and characterized by low barriers to entry and severe price competition. Competition is based primarily on price, product features and quality, reputation for quality and service, depth of field inventory, delivery capabilities, warranty repair service, dealer promotions, merchandising and terms of dealer and retail consumer financing. In addition, the Company competes with other manufacturers, some of which maintain their own retail sales centers, for quality independent dealers. According to MHI, as of September 30, 1995, there were 96 companies in the United States producing manufactured homes from 283 facilities. There are numerous manufacturers that compete directly with the Company in the states where the Company's homes are sold. A number of these firms have been operating longer and have substantially greater financial resources than the Company. In addition, manufactured homes compete with other forms of low-cost housing, including site-built, prefabricated and modular homes, apartments, townhouses and condominiums. As a result of these competitive conditions, the Company may not be able to sustain past levels of sales or to continue its recent sales growth or profitability.

Reliance on Key Personnel

         The success of the Company's business is highly dependent upon the personal efforts and abilities of its current executive officers and other key personnel. The loss of the services of one or more of these individuals could have a material adverse effect upon the Company's business. The Company does not have employment or non-competition agreements with any of its executive officers. In addition, the Company's continued growth, including the expansion of CAC's business, will depend upon its ability to attract and retain additional experienced management personnel.

Dependence on Independent Dealers

         The Company depends on independent dealers for substantially all retail sales of its manufactured homes. Typically only one dealer within a given market area distributes a particular product line of the Company. While the Company believes that its relations with its independent dealers are generally good and that its network of exclusive dealerships has contributed to the Company's recent performance, there can be no assurance that the Company will be able to maintain these relations, that these dealers will continue to sell the Company's homes or that the Company will be able to attract and retain quality independent dealers.

Potential Environmental Liability and Compliance with Regulations

         The Company's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation, disposal and discharge of materials into the environment. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. Furthermore, the requirements of such environmental laws and enforcement policies have generally become stricter in recent years. The Company currently does not believe it will be required under existing environmental laws and enforcement policies to expend amounts which will have a material adverse effect on its results of operations or financial condition. However, the Company is unable to make any assurance that the ultimate cost of compliance with environmental laws and enforcement policies will not have a material adverse effect on the Company's results of operation or financial condition.

Regulation

         The Company is subject to a variety of federal, state and local laws and regulations affecting the production, sale and financing of manufactured housing. The National Manufactured Home Construction and Safety Standards Act of 1974, and regulations promulgated by the U.S. Department of Housing and Urban Development ("HUD") thereunder, impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. Failure by the Company to comply with such regulations could expose the Company to a wide variety of sanctions, including closing one or more of the Company's manufacturing facilities. Certain HUD regulations with respect to structural design specifications relating to wind load capacities of manufactured housing located or sold in areas prone to hurricane-force winds became effective in July 1994. These regulations require homes sold in hurricane-prone areas to be able to withstand 110 miles per hour winds. The Company currently sells homes in locations that are subject to the HUD wind load regulations. Additional HUD regulations, which became effective in October 1994, require manufactured homes to meet certain insulation requirements related to energy efficiency levels. The Company does not believe that the increased cost associated with these regulations has had a material effect on the Company's operations to date; however, there can be no assurance that such cost will not increase significantly in the future. HUD is also reviewing the existing wind load capacity regulations for all other areas of the United States, and the Company cannot predict if additional regulations will be adopted or the effect such regulations would have on the Company or the manufactured housing industry as a whole. In addition, certain components of manufactured homes are subject to regulation by the U.S. Consumer Product Safety Commission. Further, a variety of other federal, state and local laws and regulations apply to the Company, including, but not limited to, laws and regulations relating to truth-in-lending, disclosure requirements for consumers, zoning and housing, non-discrimination, warranties and warranty claims, the protection of human health and safety and the environment and debt collection techniques, as well as laws and regulations governing credit transactions in general. There can be no assurance that the Company will not be adversely affected by a failure to comply with any laws or regulations applicable to or affecting the Company. Volatility of Stock Price

         The Company's Common Stock is traded on the NYSE. The market price of the Common Stock may be subject to significant fluctuations in response to variations in the Company's operating results and other factors affecting the Company specifically and the stock market and the manufactured housing industry generally.


                              SELLING STOCKHOLDERS


         The following table sets forth certain information regarding the beneficial ownership by the Selling Stockholders of the Common Stock of the Company and the relationship of the Selling Stockholders with Wheel House as of the date of the Agreement. Effective August 28, 1995, Mr. Masdon resigned his position as president of Wheel House, and effective January 2, 1996, he resigned as sole director thereof.

                 Relationship    No. of shares                   No. of shares
                  With Wheel      beneficially                    beneficially
                    House         owned before    No. of shares   owned after
   Name         as of 8/28/95       offering        offered         offering

James Masdon   President,            22,692          22,692              0
                Director and
                Shareholder
Max Burleson   Shareholder           25,340          25,340              0
Max Sanders    Shareholder            7,564           7,564              0


         The Selling Stockholders received 55,596 shares of Common Stock being offered by this Prospectus in connection with the execution of, and the consummation of the transactions contemplated by the terms of, the Agreement. In addition to the foregoing, the Selling Stockholders will receive, and this Prospectus will relate to, additional shares of Common Stock in connection with the Company's three-for-two stock split in the form of a 50% stock dividend payable February 15, 1996 to stockholders of record at the close of business on January 31, 1996. Pursuant to the terms of the Agreement, on August 28, 1995, the Company delivered to the Selling Stockholders 33,750 shares of Common Stock in exchange for an option to acquire all of the outstanding capital stock of Wheel House not already owned by the Company. Effective January 2, 1996, the Company exercised such option and acquired all of the outstanding capital stock of Wheel House in consideration for the issuance of 21,846 additional shares of Common Stock to the Selling Stockholders. The terms of the Agreement provide that the Company, at its own expense, would register for resale under the Securities Act such shares of Common Stock issued to the Selling Stockholders. Each Selling Stockholder is offering all of the shares of Common Stock beneficially owned by such Selling Stockholder as of the date hereof. Because the Selling Stockholders may sell all or only a portion of the shares of Common Stock offered hereby, and because this offering is not being underwritten, the number of shares of Common Stock that may be owned after the offering, as reflected in the foregoing table, assumes that the Selling Stockholders will offer and sell all the Common Stock offered hereby and will not acquire any other shares of Common Stock of the Company other than in connection with the stock split described above.


                              PLAN OF DISTRIBUTION


         The Common Stock is listed on the NYSE under the symbol CAV. It is expected that sales of the shares of Common Stock of the Company hereunder will be made principally in transactions (which may include block transactions) on the NYSE, at the market price then prevailing, although sales also may be made in privately negotiated transactions, or a combination of such methods of sale, and may also be made at fixed prices which may be changed, at prices related to such prevailing market prices, or at negotiated prices. The Company understands that the shares of Common Stock being offered and sold by the Selling Stockholders will not be offered or sold through any underwriter. Sales of shares of Common Stock effected on the NYSE may be effected through licensed broker-dealers who will act as agent for the Selling Stockholders. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, might be in excess of customary commissions). The Company will not receive any part of the proceeds from the sale of Common Stock offered hereby.

         The Company is paying all of the expenses of registering the shares of Common Stock of the Company offered hereby under the Securities Act (other than selling discounts, concessions and commissions and fees and expenses of counsel and other advisors to the Selling Stockholders), including filing, printing, legal, accounting and miscellaneous expenses in connection with this offering.

         The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. To the Company's knowledge, there are no agreements, arrangements or understandings between the Selling Stockholders and any broker or dealer with respect to the sale of the Common Stock offered hereby.

         Under applicable rules and regulations of the Commission under the Exchange Act, any person engaged in a distribution of securities may not
simultaneously   engage  in  market  making  activities  with  respect  to  such securities for certain time periods prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the shares of Common Stock offered hereby will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of such shares.


                                  LEGAL MATTERS


         The validity of the shares of Common Stock offered hereby has been passed upon by Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, 1600 SouthTrust Tower, Birmingham, Alabama 35203.


                                     EXPERTS


         The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         No  dealer,  salesman  or any
other  person has been  authorized  to
give  any  information  or to make any
representations,   other   than  those
contained in this Prospectus,  and, if
given or made, such other  information
or representations  must not be relied
upon as having been  authorized by the
Company.   This  Prospectus  does  not
constitute  an offer  or  solicitation
(i) by  anyone  in any  state in which
such  offer  or  solicitation  is  not
authorized,  or in  which  the  person
making  the offer or  solicitation  is
not qualified to do so, or (ii) to any
person to whom it is  unlawful to make
such   offer  or   solicitation.   The             CAVALIER HOMES, INC.
delivery  of  this  Prospectus  at any
time   does   not   imply   that   the
information  herein is  correct  as of
any time subsequent to its date.                      55,596 Shares
                                                      Common Stock

         TABLE OF CONTENTS                          $0.10 Par Value

                               Page

Available Information           2                      PROSPECTUS
Incorporation of Certain        2
  Documents by Reference                           February [ ], 1996
The Company                     3
Risk Factors                    4
Selling Stockholders            8
Plan of Distribution            9
Legal Matters                  10
Experts                        10

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the distribution of the securities being registered. All amounts shown are estimates except the Commission registration fee.

                  Item                                           Amount

                  SEC Registration fee                         $  375.03
                  Printing expenses                               250.00
                  Legal fees and expenses                       2,500.00
                  Accounting fees and expenses                  1,000.00
                  Miscellaneous                                   374.97
                                                                --------
                  Total                                        $4,500.00
                                                                ========


Item 15. Indemnification of Directors and Officers

         (a) Article VII of the By-laws of the Registrant provides for indemnification of directors and officers, in certain instances. The provisions of said Article are as follows:

          SECTION 1. Indemnification in Actions Arising Out of Capacity as Officer, Director, Employee or Agent. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          SECTION 2. Indemnification in Actions by or in Right of Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          SECTION 3. Indemnification When Successful on Merits or Otherwise. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VII, or in defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          SECTION 4. Determination of Meeting Applicable Standard. Any indemnification under Sections I and 2 of this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections I and 2 of this Article VII. Such determination shall be made (a) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

          SECTION 5. Payment of Expenses in Advance of Disposition of Action. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this
          Article VII. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          SECTION 6. Nonexclusivity of Article. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided by this
          Article VII shall not be exclusive of any powers, rights, agreements or undertakings which may be legally permissible or authorized by or under any applicable law but, notwithstanding any other provisions of this Article VII, the indemnification authorized and provided by this
          Article VII shall be applicable only to the extent that such indemnification shall not duplicate indemnity or reimbursement which such person has received or shall receive otherwise than under this
          Article VII.

          SECTION 7. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII or otherwise.

          SECTION 8. Constituent Corporations. For purposes of this Article VII, references to "the corporation" shall include, in addition to this corporation, any constituent corporation (including any constituent of a constituent) absorbed by this corporation in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          SECTION 9. Definitions. For purposes of this Article VII, the phrases "other enterprises," "fines," "serving at the request of the
          corporation"   and  "not   opposed  to  the  best   interests  of  the
          corporation" shall, in addition to the normal meanings of said phrases, be deemed to include the meanings ascribed to said phrases in
          Section 145(i) of the General Corporation Law of the State of Delaware or any successor provision thereto.

         (b) In addition to the foregoing provisions of the Registrant's By-laws, directors, officers and controlling persons of the Registrant may be indemnified by the Registrant pursuant to the provisions of Section 145 of the Delaware General Corporation Law.

         (c) The Registrant maintains officers' and directors' liability insurance.


Item 16. Exhibits

         The following is a list of all exhibits filed as a part of this Registration Statement, including those which are incorporated herein by reference.

Exhibit   Description

  2(a)    Option  and   Stock  Exchange  Agreement  by  and  Among  Wheel  House
          Structures, Inc., Shareholders of Wheel House Structures, Inc. and Cavalier Homes, Inc. dated August 28, 1995**

          NOTE: The Registrant hereby undertakes to furnish supplementally to the Commission a copy of any of the schedules to the foregoing agreement, which are identified on the list attached to said agreement on page II - 59 hereof, but which are omitted in accordance with Item 601 of Regulation S-K.

  4(a) Articles four, six, seven and eight of the Registrant's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)*

  4(b)    Article II,  Sections 1  through  11;  Article  III, Sections I and 2;
          Article  IV,  Sections  1 and 2;  Article  VI,  Sections  1 through 6;
          Article VIII, Sections 1 through 3; Article IX, Section I of the Registrant's By-Laws (incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)*

  5       Opinion  of   Berkowitz,  Lefkovits,  Isom & Kushner,  A  Professional
          Corporation**

 23(a)    Consent of Deloitte & Touche LLP **

 23(b) Consent of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation (included in Exhibit 5)**



         *    Incorporated herein by reference as indicated.
         **   Filed herewith.


Item 17.          Undertakings


         (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on January 31, 1996.


                                                CAVALIER HOMES, INC.




                                                By:  /s/ Jerry F. Wilson
                                                   --------------------------
                                                    Jerry F. Wilson
                                                    President and Chief
                                                    Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons, in the capacities and on the dates indicated.

Name                              Title                            Date




/s/ Barry B. Donnell              Chairman of the Board         January 31, 1996
------------------------------    and Director
Barry B. Donnell




/s/ Jerry F. Wilson               President, Chief Executive    January 31, 1996
------------------------------    Officer and Director
Jerry F. Wilson                   (Principal executive officer)





/s/ David A. Roberson             Secretary-Treasurer and       January 31, 1996
------------------------------    ChiefFinancial Officer
David A. Roberson                 (Principal financial and
                                  accounting officer)




/s/ Thomas A. Broughton, III      Director                      January 31, 1996
------------------------------
Thomas A. Broughton, III




/s/ John W Lowe                   Director                      January 31, 1996
------------------------------
John W Lowe




/s/ Lee Roy Jordan                Director                      January 31, 1996
------------------------------
Lee Roy Jordan

                                  EXHIBIT INDEX


Exhibit           Description                                           Page

 2(a)             Option and Stock Exchange Agreement by and
                  among Wheel House Structures, Inc., Shareholders
                  of Wheel House Structures, Inc. and Cavalier
                  Homes, Inc. dated August 28, 1995                      II-9

 5                Opinion of Berkowitz, Lefkovits, Isom &
                  Kushner, A Professional Corporation                   II-60

23(a)             Consent of Deloitte & Touche LLP                      II-62

23(b)             Consent of Berkowitz, Lefkovits, Isom &
                  Kushner, A Professional Corporation
                  (included in Exhibit 5)                                ---